Filed pursuant to Rule 253(g)(2)

OFFERING CIRCULAR DATED March 26, 2021

Nouslogic Healthcare, Inc.

Nouslogic Healthcare, Inc. is offering to sell 135,000 Common Stock Shares at an aggregate selling price of $40.74 Per Share offered on a best efforts basis with a minimum funding amount of $700,000.

March 5, 2021

5150 Crenshaw Road #A150

Pasadena, Texas 77505

269-369-1788

https://www.nouslogichc.com/about

Up to 135,000 shares of Common Stock at $40.74 per share sold by Nouslogic Healthcare, Inc.

	Price to public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share each:	$40.74	$2.85	$37.89	None
Total
Minimum	$700,000	$49,000	$651,000	None
Total
Maximum	$5,500,000	$385,000	$5,115,000	None

*US Capital Global Securities (“the Placement Agent”) shall be issued 3.5% of common stock in the form of warrants on a pro-rate basis as well as 7% in success fees

This Offering will terminate at the earlier of: (a) the date upon which the escrow agent confirms that it has received in escrow account gross proceeds of $5,500,000 in deposited funds; (b) March 5, 2022; or (c) the date upon which a determination is made by the company and the Placement Agent to terminate the Offering. This Offering is being conducted on a best-efforts basis with a minimum target of $700,000. The Company’s escrow agent will hold funds that are tendered by investors, and will re-disburse funds to investors if the minimum is not met.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3-7.

Sales of these securities will commence on or about March 5, 2021 .

THIS DOCUMENT SHOULD BE READ IN CONJUNTION WITH THE FORM 1A, AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE FORM 1A CAN BE OBTAINED AT https://sec.report/Form/1-A.

The company is following the “Offering Circular” format of disclosure under Regulation A.

Table of Contents

Risk Factors	Pages 3 -6
Development Stage	Page 3
Inadequacy of Funds	Page 3
Dependency on Management	Page 3
Risks with Expansion of the Business	Page 3
Customer Base & Market Acceptance	Page 4
Competition	Page 4
Risk of Borrowing	Page 4
Unanticipated Obstacles to the Business	Page 4
Management Decisions as to use of Funds	Page 4
Control by Management	Page 5
Return of Profits	Page 5
No Assurance of Protection of property Rights & Reliance on Trade Secrets	Page 5
Limited Transfer and Liability	Page 5
Broker Dealer Sale of Shares	Page 6
Long Term Nature of Investment	Page 6
No Current Market for Shares	Page 6
Compliance with SEC Laws	Page 6
Jury Trial Waiver Provision	Page 6
Offering Price	Page 7
Management	Pages 7-8
Current Shareholders	Page 9
Litigation	Page 9
Transaction Summary	Page 9
Company Overview	Page 10
Financial Synopsis & Sources / Uses	Page 11
Nouslogic Healthcare	Page 12-19
Market and Competition	Page 20-22
Valuation & Comparables	Page 23
Financial Projections	Page 25
Management Team	Page 26
Risk Factors	Page 26
APPENDIX	Pages 27
Cap Table	Page 27
Description of Securities	Page 27
Audited Financials
Exhibit Index & Signature Page
Exhibit A Additional Disclosures
Exhibit B Form of Subscription Agreement

Risk Factors

Investing in shares of Nouslogic Healthcare, Inc. (the “Company”) is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, including those listed in the accompanying business plan. See Risk Factors Section to more details.

Development Stage Business

The Company commenced operations in April 2015 and is organized as an ‘C’ Corporation under the laws of the State of Delaware. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that Nouslogic Healthcare, Inc. will even operate profitably.

Inadequacy of Funds

Gross offering proceeds from the offering (the “Offering”) of a minimum of $700,000 and a maximum of $ $5,500,000 may be realized. Management believes that such proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of the Company’s Business Plans. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement the Company’s business plans.

Dependence on Management

In the early stages of development the Company’s business will be significantly dependent on the Company’s management team. The Company’s success will be particularly dependent upon: Hoang H Nhu, and Vu Doan Theriot, MD. The loss of any one of these individuals could have a material adverse effect on the Company. See “MANAGEMENT” section.

Risks Associated with Expansion

The Company plans on expanding its business through the introduction of a sophisticated marketing campaign. Any expansion of operations the Company may undertake will entail risks. Such actions may involve specific operational activities, which may negatively impact the profitability of the Company. Consequently, shareholders must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company’s present and prospective business activities.

Customer Base and Market Acceptance

While the Company believes it can develop a customer base through marketing to hospitals and the food preparation industry, the inability of the Company to develop such a customer base could have a material adverse effect on the Company. Although the Company believes that its products are unique over competitive products, no assurance can be given that the Company’s products will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

Customer Base and Market Acceptance

While the Company believes it can develop a customer base through marketing to hospitals and the food preparation industry, the inability of the Company to develop such a customer base could have a material adverse effect on the Company. Although the Company believes that its products are unique over competitive products, no assurance can be given that the Company’s products will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

Competition

While there are other companies with hand hygiene tracking systems, Management believes that the Company’s system based on the latest Bluetooth Low Energy Technology is much more cost effective, and does not require installation modification. However, there is the possibility that new competitors can in the future produce competing products. Likewise, these new competitors could be better capitalized than the Company which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of the Company’s intended market.

Risks of Borrowing

If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Unanticipated Obstacles to Execution of the Business

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Management Discretion as to Use of Proceeds

The net proceeds from this Offering will be used for the purposes described under “Use of Proceeds.” The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its shareholders in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the investors must depend.

Control By Management

As of August 1st, 2016 the Company’s Directors and Executive Officers owned approximately 94.15% of the Company’s outstanding Shares. Upon completion of this Offering, the Company’s Directors and Executive Officers will own approximately 84.2% of then issued and outstanding Shares, and will be able to continue to control Nouslogic Healthcare, Inc. Investor shareholders will own a minority percentage of the Company and will have minority voting rights. Investors will not have the ability to control either a vote of the Company’s Directors and Executive Officers. See “MANAGEMENT” section.

Return of Profits

The Company intends to retain any initial future earnings to fund operations and expand the Company’s business. The Company, therefore, does not anticipate declaring any dividends in the foreseeable future. A shareholder will be entitled to receive revenue profits proportionate to the amount of Shares held by that shareholder if and when the Company’s Management determines a profit distribution plan based upon the Company’s results of operations, financial condition, capital requirements, and other circumstances. See “DESCRIPTION OF SECURITIES” section.

No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets

In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Limited Transferability and Liquidity

To satisfy the requirements of certain exemptions from registration under the Act, and to conform with applicable state securities laws, each investor must acquire his Shares for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Act may need to be satisfied prior to any sale, transfer, or other disposition of the Shares. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company’s limitations on the percentage of Shares sold and the manner in which they are sold. The Company can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Company, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Shares and no market is expected to develop. Consequently, owners of the Shares may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency.

Broker - Dealer Sales of Shares

The Company’s Common Stock Shares are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. The NASDAQ Stock Market, Inc. has recently enacted certain changes to the entry and maintenance criteria for listing eligibility on the NASDAQ SmallCap Market. The entry standards require at least $4 million in net tangible assets or $750,000 net income in two of the last three years. The proposed entry standards would also require a public float of at least $1 million shares, $5 million value of public float, a minimum bid price of $2.00 per share, at least three market makers, and at least 300 shareholders. The maintenance standards (as opposed to entry standards) require at least $2 million in net tangible assets or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1 million market value of public float, a minimum bid price of $1.00 per share, at least two market makers, and at least 300 shareholders.

No assurance can be given that the Common Stock Share of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market until such time as the Management deem it necessary. As a result, the Company’s Common Stock Shares are covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and will also affect the ability of shareholders to sell their Shares in the secondary market.

Long Term Nature of Investment

An investment in the Company may be long term and illiquid. As discussed above, the offer and sale of the Shares will not be registered under the Act or any foreign or state securities laws by reason of exemptions from such registration, which depends in part on the investment intent of the investors. Prospective investors will be required to represent in writing that they are purchasing the Shares for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Shares must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that investors will not be able to liquidate their investment in the event of an emergency.

No Current Market For Shares

There is no current market for the Shares offered in this private Offering and no market is expected to develop in the near future.

Compliance with Securities Laws

The Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Texas Securities Laws, and other applicable state securities laws. If the sale of Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Shares. If a number of purchasers were to obtain rescission, the Company would face significant financial demands, which could adversely affect the Company as a whole, as well as any non-rescinding purchasers. Under Article XI of Company’s charter, the Court of Chancery in the State of Delaware is the forum for certain litigation, including “derivative action or proceeding brough by or on behalf of the Corporation.” This provision does not apply to suits arising under Section 27 of the Exchange Act, which creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, nor does it apply to Section 22 of the Securities Act which creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities act of the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provisions and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver Provision

Acceptance of the subscription agreement explicitly waives purchaser’s right to a jury trial. Rather, purchaser agrees to arbitration as defined in the subscription agreement. This provision applies to claims under federal securities laws. Investors cannot waive compliance with federal securities laws and rules and regulations promulgated thereunder. There is material risk related to this provision, including the possibility of less favorable outcomes, the potential for increased costs to bring a claim, and may discourage or limit suits against the Company. In addition, this provision applies to purchasers in secondary transactions.

Offering Price

The price of the Shares offered has been arbitrarily established by the Company, considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Company.

Management

At the present time, two individuals are actively involved in the management of the Company. The Directors and Executive Officers are:

●	Hoang H Nhu – CEO & Founder
●	Vu Doan Theriot, MD – President & Cofounder

Hoang H Nhu – CEO & Founder

Thirty years of hands-on experience in state-of-the-art product innovation and development of digital signal processing algorithms, SoC System-on-Chip architecture/design, wireless, mobile HW/SW application platform, and emerging technologies. Continuous proven track record in taking innovative products from ideas to development, mass production and market commercialization. Result-driven leadership and proven ability to work with a small team as well as manage team of 100s. Strong hands-on technical background with 11 issued patents and 6 pending patents.

Experience

Technologist, System Architect, SoC ASIC Chip Lead, Inventor, Entrepreneur

HP, Broadcom, DeviceLab, KoolTechs Inc

CEO and Founder

KoolTechs Inc

2013 – Present

NousLogic Inc.

2014 – Present

NousLogic Healthcare

2014 - Present

DeviceLab Inc.

2013 – 2014

●	Manage a HW/FW/SW team to architect and develop a cloud-based embedded system platform that interfaces with iOS/Android smart wireless “appcessories” (app + accessories) for health/fitness/medical devices

SoC ASIC Chip Lead

Broadcom

2000 – 2013 (13 years)

●	Developed audio/graphic/video signal processing algorithms; prototyped them in FPGA hardware, and designed in SoC System on Chip ASIC for high-volume production
Led a large team of multi-sites EE ASIC designers worldwide to produce many VLSI SoC from concept, to architecture, design, verification, fab, production and QA test. These VLSI multi-cores chips are used as main SoC in digital TV’s, digital Set-top boxes, and communications platforms by leading consumer and communications operator manufacturers.

SoC ASIC Chip lead

Hewlett Packard (Home Imaging Division)

January 1994 – September 2000 (6 years 9 months)

●	Architected, designed and managed HP’s first low-cost home-imaging copier SoC System-on-Chip from concept to mass production.

●	Led a team of SoC System-on-Chip EE designers in the design and mass production of HP’s pioneering PhotoSmart home-imaging printer/scanner/digital camera. HP PhotoSmart product launch marked the arrival of the digital photography era.

●	EE Manager in the most profitable division of HP: architected and developed the next-generation test system to test each HP inkjet cartridge as it comes out of the high-volume production line.

System Engineer

Applied Signal Technology

January 1992 – January 1994 (2 years 1 month)

●	Developed SW/FW signal processing algorithms and Hardware board/FPGA design for various companies and startups in Silicon Valley

R&D Engineer

Hewlett Packard , Instruments division

1984 – 1992 (8 years)

●	Developed DSP signal processing algorithms, system FPGA board and ASIC chip designs for Hewlett-Packard Dynamic Signal and Spectrum Analyzers

Vu Doan Theriot, MD

President & Cofounder

KoolTechs Inc.

2013 – Present

NousLogic Inc.

2014 – Present

NousLogic Healthcare Inc.

2014 - Present

President

Vu Doan Theriot, MD, PA

1989 – Present (25 years)

Family Physician

Management’s Discussion and Analysis of Financial Condition and Results of Operations

●	Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
●	One major material change to the Income Statement is the introduction of the RPM Device Revenue. Most Revenue still flows through on a consolidated basis to the “Sales” line, but Nouslogic has started breaking out RPM Devices from 2020 onwards. This is one of the three major Products for expected growth.
●	For the provided financials, there was no “unusual” or “unordinary” Revenue or Expenses that need to be explicitly described; this includes any unordinary one-time expenses
●	There have also been no material changes to the Balance Sheets over the periods provided.
●	As it currently stands, Nouslogic has no liquidity issues because of only being leveraged ~20%. That said, ~80% of Assets are financed through Equity (Capital Stock). Nouslogic currently has sufficient Current Assets to more than cover their Liabilities.
●	There are currently no known material Capital Expenditure commitments. It is expected that after a successful raise, Nouslogic will enter into agreements surrounding the Manufacturing expansion.
●	Since Nouslogic is a currently operating entity, the Plan of Operations is included in the supporting documents.
●	Currently, there is no anticipation for the need to raise additional funds, as the current equity raise should provide sufficient funding for the near future.
●	Nouslogic is currently a growth type company, and expects their Financials to change significantly after the raise, with anticipated growth and expanstion of their business. Core business is not expected to change, merely the revenue.

Directors, Executive Officers and Significant Employees

Name	Position	Age	Term of Office	Hrs /Week (Part Time)
Hoang Nhu	COO	58	March 2015 - Present	N/A
Vu Theriot	CMO	62	March 2015 - Present	N/A
Gavin West (1)	CEO	42	Aug-20	N/A

(1) Gavin West asumed CEO duties from HaongNhu for Commercialization of the Company
(2) Nouslogic is an early stage company and large scale hiring is not schedules to take place until after completion of Reg A+

Management Compensation

There is no accrued compensation that is due any member of Management. Each Manager will be entitled to reimbursement of expenses incurred while conducting Company business. Each Manager may also be a shareholder in the Company and as such will share in the profits of the Company when and if revenues are disbursed. Management reserves the right to reasonably increase their salaries assuming the business is performing profitably and Company revenues are growing on schedule. Any augmentation of these salaries will be subject to the profitability of the Business and the effect on the Business cash flows. Management currently has no compensation and will not receive any salary until the company realizes net profit.

Security Ownership of Management and Certain Securities (effective March 23, 2021)

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Amount and Nature of Beneficial Acquirable (2)	Percent of Class
Common	Hoang Nhu (1)	350,000 shares	Zero - Not included in executive compensation	42.42%	(3)
Common	Vu Theriot, MD (1)	150,000 shares	Zero - Not included in executive compensation	18.18%	(3)

(1) Nouslogic Healthcare 5150 Crenshaw Rd, Ste A , Pasadena TX 77505
(2) The principal owners will acquire no additional securities under terms of their executive compensation
(3) 825,088 Shares of common stock issued at of March 23, 2021. Exclusive of 135,000 shares to be offered

Current Shareholders

The following table contains certain information as of January 27, 2021 as to the number of Shares beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the Company’s Shares, (ii) each person who is a Managing Officer of the Company, (iii) all persons as a group who are Directors and/or Officers of the Company, and as to the percentage of the outstanding Shares held by them on such dates and as adjusted to give effect to this Offering.

Name	Position	Current %	Post Offering Max %
Hoang H Nhu	CEO	65.9	53.2%
Vu D Theriot, MD	President	28.25	22.7%
Investors	Investors	5.85	24.1%

Litigation

The Company is not presently a party to any material litigation, nor to the knowledge of Management is any litigation threatened against the Company, which may materially affect the business of the Company or its assets.

TRANSACTION SUMMARY

COMPANY:	Nouslogic Healthcare, Inc.

HEADQUARTERS:	Houston, Texas, United States

COMPANY INDUSTRY:	Med-Tech Real Time Locating Solutions ( RLTS”)

TYPE OF SECURITY:	Shares of Stock (Reg A Tier 2)

TERM OF ENGAGEMENT:	12 Months

AMOUNT:	$5.5 Million

INVESTOR:	Per Regulation A Tier 2 Accredited Investors and Investors Investing No More Than 10% of their Annual Income or Net Worth

PRICE PER SHARE:	135,000 shares of Common Stock at $40.74 per Share (the “Original Purchase Price”).

MINIMUM INVESTMENT:	$10,000 Minimum Investment (245 Shares Minimum)

FILING FEES:	$~4,000 (Client to submit directly to SEC)

REG A COMPLIANCE FEES:	$10,000 (paid at time of engagement)

COSTS TO COMPLETE:	Including Consulting, Investor Relations, Marketing paid at First Close Initial Funding

MARKETING COSTS:	Costs shall be derived from fees Under contract with USCG Advisors, LLC

INVESTOR RELATION COSTS:	Costs shall be derived from fees Under contract with USCG Advisors, LLC

ADVISORY FEES:	At First Close Initial Funding

SUCCESS FEES:	7% & 3.5% Warrants (non-contingent)

PRE-MONEY VALUATION:	Fully diluted pre-money valuation of $34,000,000 and a fully diluted post-money valuation of $39,500,000, subject to change. Based on a sale of 13.5% of the Company s equity.

CAPITALIZATION:	The Company s capital structure before and after the Closing is set forth in the Appendix.

PLACEMENT AGENT:	US Capital Global Securities, LLC

COMPANY OVERVIEW

Nouslogic Healthcare, Inc., (‘Nouslogic’, or the ‘Company’), is a Real Time Locating Solutions (‘RTLS’) provider of innovative infection control, compliance, and monitoring technology for the healthcare, food service, and hospitality markets. Nouslogic’s patented Blue Tooth Low Energy (‘BLE’) mesh network creates a Healthcare Event Management System (‘HEMS’) and Remote Patient Monitoring (RPM) System to monitor and enforce compliance for critical hospital events such as infection control protocols (hand washing) and home-based vitals monitoring. In late 2020 the Company began to recognize revenue from the first of its 3 sales verticals, the sale and monthly utilization of their RPM (Remote Patient Monitoring) device. Initial trial sales of the system around the greater Houston area have resulted in significant current and future revenue for the company. The pace of use of the equipment, which requires a monthly access fee, far outpaced the projections carried within these financial documents. Expenses are in line with forecasted expectations and Management believes and the resulting margin, EBITDA, and other leading indicators of success may potentially be better than the forecasts contained herein.

FINANCIAL SYNOPSIS

Summary Consolidated
Currency USD
Unaudited By Management

2021
Revenue	$12,033,474
Year to year Growth (%)
Total Operating Expenses	($6,302,847)
EBITDA Margin (% of total Sales)	52.38%
EBITDA	$4,215,166
% of Sales	35.03%
Net Income	$3,329,981
% of Sales Total	27.67%

**Source: Nouslogic Financial Model 3.25.2021.xls

Nouslogic Revenue is broken in three separate parts; Installation, Database, and Service. On average, Installation provides the bulk of the Revenue at ~60%, while Database and Service provide ~37% and 3% respectively. After the initial Product & Sales ramp, Revenue growth is estimated at ~88% per year. This growth is expected to be primarily due to RPM Installation & Database Revenue. This Gross Margin Percentage of Nouslogic is estimated at ~ 27.67% in year one and grows to 51% in subsequent years, while the Net Profit Margin is forecasted at ~39%. The highest Operating Expense is Payroll, which is expected to decrease as a percent of Revenue as time goes on, due to operational efficiency. The total Effective Tax Rate is estimated to be ~21% per year.

SOURCES & USES

Transaction Summary:

Nouslogic is seeking $5,500,000 through private equity from individual or institutional investors by offering 135,000 shares of Common Stock at $40.74 per share. The Company will achieve a post money valuation of ~$39.5 million with new investment having ~13.5% ownership. Use of proceeds will be for commercial launch of the product to include key staffing, leasing of office space, sales & marketing efforts, legislative initiatives, and continued R&D of next generation products.

Use of proceeds for the minimum required capitalization are reflected in the below chart. In the eventy Nouslogic were to only capitalize at its minimum amount, the company would eliminate one (1) sales vertical (Food service), slow the expansion or a second sales vertical (RPM), and eliminate a legislative effort we have targeted nationwide. The savings provided the company would allow us to operate and develop revenue over the course of year 1 that would allow us to initiate these efforts in subsequent years. A 12-18 month delay in these initiatives would have minimal impact in the final outcome of the company or projected long term ROI for investors.

	Full Capitalization		Minimum Capitalization
Uses of Proceeds	Amount	% of Total	Amount	% of Total
Personnel	$1,500,000	27.27%	$325,000	46.43%
Manufacturing	$750,000	13.64%	$150,000	21.43%
Contingency	$500,000	9.09%	$50,000	7.14%
Legislative Initiatives	$1,000,000	18.18%	$0	0.00%
Marketing	$750,000	13.64%	$50,000	7.14%
Banking Fees	$600,000	10.91%	$50,000	7.14%
Other	$400,000	7.27%	$75,000	10.71%
Total Uses	$5,500,000	100.00%	$700,000	0.00%

Uses:

1. Personnel – includes payroll for 12 months

2. Manufacturing – includes COGS for 12 months

3. Marketing – Includes fixed marketing for 1 year

NOUSLOGIC HEALTHCARE

Nouslogic Healthcare, Inc. is the brainchild of Hoang Nhu. As an R&D executive in the early 2000s at Broadcom, a leading wireless semiconductor company, Mr. Nhu was always looking to the future. In 2005, he formed a small team of advisors to help him target low cost wireless technologies for emerging markets. Though they did not know it yet, this small team of advisors became the backbone of what would become Nouslogic Healthcare, Inc. Now, Nouslogic’s technology provides RTLS performance that can potentially result in better health and regulatory compliance, while increasing efficiency, leading to cost savings for the organization.

Nouslogic HEMS system targets forward looking institutions to help reduce infections, improve patient/customer/employee experience, eliminate CMS penalties, reduce liability, and save lives. HEMS has been demonstrated to dramatically improve hand washing compliance. Testing has demonstrated real world increases from 65% to over 90% compliance rates  with the addition of the HEMS system.1 Additionally, the HEMS architecture can be used for everything from enhancing maintenance and locating equipment, to securing maternity wards.

Nouslogic’s RPM Monitoring System uses the same technology to provide physicians the ability to monitor a patient’s vital statistics and drug interactions at home. The ability to monitor a patient in real time is a vital component for the management of chronic disease and the prevention of emergent events such as stroke. Due to the dramatic cost savings this technology can offer CMS (Center for Medicare and Medicaid studies) has recently authorized strong  reimbursement for the use of this technology.2 The 50M patients currently enrolled in Medicare make the largest single target market of any med tech launch in recent history.

Healthcare Event Management System – HEMS

Nouslogic has developed HEMS to system to provide real time monitoring and reporting of hand hygiene events through the propriety mesh network, wearer badges, and soap dispenser receivers. Information is provided in real time to a reporting dashboard that delivers instantaneous feedback to an organization’s leadership. Nouslogic will deploy a team to install the HEMS technology. Nouslogic will then monitor key activities through the system and the complimentary software that records the information. The system is plug and play and can be connected to any hand soap dispenser within the facility.

Multiple Applications

Nouslogic’s current baseline hospital mesh network technology serves as the backbone for expansion of products across various industries. The same technology that supports infection reduction in hospitals can be used for multiple other applications. In addition to the IRMS, users receive access to Nouslogic’s Service Enhancement System (‘SES’). The HEMS/SES allows instantaneous reporting of maintenance and equipment issues, generates reports for staff, and tracks completions. The hospital can choose to control this system entirely themselves, or to open it up for patient and visitor reporting. The expected end result is a more efficient hospital with higher patient safety and satisfaction. HEMS offers additional modules focused on patient throughput, maternity security, equipment locating, nursing and physician rounds, and patient interaction verification. Additional markets include industrial food preparation, restaurant, hospitality, and security.

1 65% compliance based on Bay Area Regional Hospital internal metrics. The rise to 90% compliance was taken directly from Nouslocic HEMS trial data reports.

2 https://www.cms.gov/medicare/physician-fee-schedule/search/overview

Potential Benefits for Hospitals

●	Reduces hospital acquired infections
●	Protection from CMS penalties
●	Works with existing protocols
●	Reduces liability/regulatory risk
●	Minimal maintenance/IT impact
●	Instant feedback to healthcare providers, management

REMOTE PATIENT MONITORING – RPM

Designed to service physicians and their 50M Medicare patients, the RPM System allows physicians to monitor patient vials, weight, Pulse Ox, Blood Glucose and more from the convenience of the patient’s home. This window into a patient’s daily status is instrumental in managing chronic conditions and predicting / treating emergent events. As a result of this demonstrated capability, and fueled by COVID 19, CMS has authorized extensive reimbursement for the use of this technology.

Remote Patient Monitoring (‘RPM’)

●	Communication Hub
●	Smart Scale
●	Smart Pill Bottle

●	Smart 7 Day Pill Box
●	Smart Blood Pressure Monitor
●	Smart Pulse Ox
●	Emergency Smart Card
●	Emergency Button

Current Status

●	HEMS/IRMS has been beta tested and validated over a six-month trial:

o	Currently awaiting installation date at Connecticut Children’s Hospital
o	Beta Testing

■	HEMS Efficacy

☐	Beta Test Background
☐	Houston Area Hospital
☐	6 Months of data
☐	Internal Metrics: 65% compliance prior to implementation.[3]

o	Beta Results

☐	Hygiene compliance rose to 92%[4]
☐	Sustained efficacy
☐	High reliability equipment performance

o	Now Covid-19 contract tracing capable
o	Now LTE/5G capable for public deployment
o	Connecticut Children’s is implementing HEMS/IRMS immediately

3 65% compliance based on Bay Area Regional Hospital internal metrics.

4

●	RPM has been validated and is in use in 29 Offices in Houston area

o	Current project run rate is projected to exceed $20M in 12 months
o	CMS payments established for RPM / improving for 2021
o	Ready for IMMEDIATE nationwide 1099 Contract Sales Launch

●	No FDA requirements for any component of systems. All accessories for RPM have received FDA 510K

●	Positioned for full-scale commercialization and sales

Revenue Model

Nouslogic’s revenue streams are (1) hospital revenue, (2) food franchise revenue, (3) hotel revenue, (4) independent dining revenue, and (5) other (grocery stores, etc.). For each of these revenue streams, the Company generates revenue in three ways: (1) installation revenue, (2) DB revenue, and (3) service revenue.

Sales Projections

Total Sources	5,500,000
Sales Summary
Year	Year 1
Hospital Revenue (Installation)	2,437,614
Hospital Revenue (Database)	210,772
Hospital Revenue (Service)	19,570
Food Franchise Revenue (Installation)	500,000
Food Franchise Revenue (Database)	115,714
Food Franchise Revenue (Service)	1,830
Hotel Revenue (Installation)	135,000
Hotel Revenue (Database)	10,125
Hotel Revenue (Service)	—
Independent Dinning Revenue (Installation)	1,200,000
Independent Dinning Revenue (Database)	494
Independent Dinning Revenue (Service)	4,393
Other (Grocery etc.) Revenue (Installation)	95,000
Other (Grocery etc.) Revenue (Database)	7,125
Other (Grocery etc.) Revenue (Service)	348
RPM Revenue (Installation)	2,720,000
RPM Revenue (Database)	4,575,488
Subtotal	12,033,474

Nouslogic Revenue is broken in three separate parts; Installation, Database, and Service. On average, Installation provides the bulk of the Revenue at ~60%, while Database and Service provide ~37% and 3% respectively. Typically, Data and Service start the month following Installation. The Revenue can be broken down into three main sections; Hospital & Hotel, Food & Dining, and RPM / Other. The Hospital and Hotel Installation Revenues are based upon the amount of beds, while the amount of Database Revenue is based upon the amount of rooms, and the Service Revenue is based upon a monthly fee. The projected growth for these is 4% per year. The Food & Dining Revenue is based upon the number of Employees. The Installation fee is $2,500 per 14 Employees, while the Database fee is 30% and the Service is 20%. The RPM Revenue is based upon the amount of accounts and a flat fee per account. This Gross Margin Percentage of Nouslogic is estimated at ~ 27.67% in year one and 51% in subsequent years, while the Net Profit Margin is estimated at ~39%. The highest Operating Expense is Payroll, which is expected to decrease as a percent of Revenue as time goes on, due to operational efficiency.

Assumptions Worksheet :

Assumption		Metric	Detail
1	Revenue Mix - Installation	60%	This Revenue Stream provides about 60% the total revenue mix
2	Revenue Mix - Database	37%	This Revenue Stream provides about 37% the total revenue mix
3	Revenue Mix - Service	3%	This Revenue Stream provides about 3% the total revenue mix
4	Series ” A” Raise Amount	5,500,000	1.5M to Personnel Costs, 750K to Manufacturing, 500K Contingency Costs, 1M Legislative Costs, 750K Marketing Costs, 600k Banking Costs, 400K Other Costs
5	Capacity		Capacity Depends upon the type of beds
6	6-24 beds	25%	Average Capacity per month for new hospitals for this bed amount range
7	25-49 beds	58%	Average Capacity per month for new hospitals for this bed amount range
8	50-99 beds	49%	Average Capacity per month for new hospitals for this bed amount range
9	100-199 beds	49%	Average Capacity per month for new hospitals for this bed amount range
10	200-299 beds	25%	Average Capacity per month for new hospitals for this bed amount range
11	300-399 beds	16%	Average Capacity per month for new hospitals for this bed amount range
12	400-499 beds	8%	Average Capacity per month for new hospitals for this bed amount range
13	500+	16%	Average Capacity per month for new hospitals for this bed amount range
14	6-24 beds Installation Cost	1,000	The average Installation Cost for this bed amount range
15	25-49 beds Installation Cost	975	The average Installation Cost for this bed amount range
16	50-99 beds Installation Cost	950	The average Installation Cost for this bed amount range
17	100-199 beds Installation Cost	900	The average Installation Cost for this bed amount range
18	200-299 beds Installation Cost	850	The average Installation Cost for this bed amount range
19	300-399 beds Installation Cost	800	The average Installation Cost for this bed amount range
20	400-499 beds Installation Cost	750	The average Installation Cost for this bed amount range
21	500+ Installation Cost	700	The average database Cost for this bed amount range per room
22	6-24 beds Database Pricing	37	The average database Cost for this bed amount range per room
23	25-49 beds Database Pricing	36	The average database Cost for this bed amount range per room
24	50-99 beds Database Pricing	35	The average database Cost for this bed amount range per room
25	100-199 beds Database Pricing	34	The average database Cost for this bed amount range per room
26	200-299 beds Database Pricing	33	The average database Cost for this bed amount range per room
27	300-399 beds Database Pricing	32	The average database Cost for this bed amount range per room
28	400-499 beds Database Pricing	31	The average database Cost for this bed amount range per room
29	500+ Database Cost	30	The average database Cost for this bed amount range per room
30	6-24 beds Service Cost	3	The average monthly service Cost for this bed amount range

Assumption		Metric	Detail
31	25-49 beds Service Cost	3	The average monthly service Cost for this bed amount range
32	50-99 beds Service Cost	3	The average monthly service Cost for this bed amount range
33	100-199 beds Service Cost	3	The average monthly service Cost for this bed amount range
34	200-299 beds Service Cost	3	The average monthly service Cost for this bed amount range
35	300-399 beds Service Cost	3	The average monthly service Cost for this bed amount range
36	400-499 beds Service Cost	3	The average monthly service Cost for this bed amount range
37	500+ Service Cost	3	The average monthly service Cost for this bed amount range
38	Food and Hospitality Revenue Stream		There are four different areas for the Food and Hospitality Revenue Stream, Franchise Food, Hotel, Independent Dining & Other (Grocery, Etc)
39	Franchise Food Average Employees	16	The number of average employees for this Food and Hospitality Revenue Stream
40	Hotel Average Employees	11	The number of average employees for this Food and Hospitality Revenue Stream
41	Independent Dinning Average Employees	17	The number of average employees for this Food and Hospitality Revenue Stream
42	Other (Grocery, etc.) Average Employees	42	The number of average employees for this Food and Hospitality Revenue Stream
43	Franchise Food Database Pricing	16	The average database Cost for this Food and Hospitality Revenue Stream
44	Hotel Database Pricing	11	The average database Cost for this Food and Hospitality Revenue Stream
45	Independent Dinning Database Pricing	17	The average database Cost for this Food and Hospitality Revenue Stream
46	Other (Grocery, etc.) Database Pricing	42	The average database Cost for this Food and Hospitality Revenue Stream
47	Franchise Food Service Cost	16	The average monthly service Cost for this Food and Hospitality Revenue Stream
48	Hotel Service Cost	11	The average monthly service Cost for this Food and Hospitality Revenue Stream
49	Independent Dinning Service Cost	17	The average monthly service Cost for this Food and Hospitality Revenue Stream
50	Other (Grocery, etc.) Service Cost	42	The average monthly service Cost for this Food and Hospitality Revenue Stream
51	Installation Cost per 14 Employees	2,500	This Installation cost per 14 Employees
52	Franchise Food Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
53	Franchise Food Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
54	Hotel Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
55	Hotel Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
56	Independent Dinning Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
57	Independent Dinning Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
58	Other Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
59	Other Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
59	Hospital Market Capture Rate (over 5 years)	3%	The expected Market Capture Rate at the end of Year 5
60	RPM Market Capture Rate (over 5 years)	5%	The expected Market Capture Rate at the end of Year 5
61	Payroll Expenses	17%	The Total Expected Payroll Expenses (excluding fixed gross pay) is 17%
62	Marketing Expense Growth	10%	Marketing Expenses are expected to grow 10% annually
63	US Hospital Bed Growth	1%	The Total US Hospital Bed Growth is expected to 1% annually

Assumptions Worksheet :

Assumption		Metric	Detail
1	Revenue Mix -Installation	60%	This Revenue Stream provides about 60% of the total revenue mix
2	Revenue Mix -Database	37%	This Revenue Stream provides about 37% of the total revenue mix
3	Revenue Mix -Service	3%	This Revenue Stream provides about 3% of the total revenue mix
4	Series “A” Raise Amount	5,500,000	1.5M to Personnel Costs, 750K to Manufacturing, 500K Contingency Costs, 1M Legislative Costs, 750K Marketing Costs, 600K Banking Costs, 400K Other Costs
5	Capacity		Capacity depends upon the type of beds
6	6-24 beds	25%	Average Capacity per month for new hospitals for this bed amount range
7	25-49 beds	58%	Average Capacity per month for new hospitals for this bed amount range
8	50-99 beds	49%	Average Capacity per month for new hospitals for this bed amount range
9	100-199 beds	49%	Average Capacity per month for new hospitals for this bed amount range
10	200-299 beds	25%	Average Capacity per month for new hospitals for this bed amount range
11	300-399 beds	16%	Average Capacity per month for new hospitals for this bed amount range
12	400-499 beds	8%	Average Capacity per month for new hospitals for this bed amount range
13	500+	16%	Average Capacity per month for new hospitals for this bed amount range
14	6-24 beds Installation Cost	1,000	The average Installation Cost for this bed amount range
15	25-49 beds Installation Cost	975	The average Installation Cost for this bed amount range
16	50-99 beds Installation Cost	950	The average Installation Cost for this bed amount range
17	100-199 beds Installation Cost	900	The average Installation Cost for this bed amount range
18	200-299 beds Installation Cost	850	The average Installation Cost for this bed amount range
19	300-399 beds Installation Cost	800	The average Installation Cost for this bed amount range
20	400-499 beds Installation Cost	750	The average Installation Cost for this bed amount range
21	500+ Installation Cost	700	The average Installation Cost for this bed amount range
22	6-24 beds Database Pricing	37	The average database Cost for this bed amount range per room
23	25-49 beds Database Pricing	36	The average database Cost for this bed amount range per room
24	50-99 beds Database Pricing	35	The average database Cost for this bed amount range per room
25	100-199 beds Database Pricing	34	The average database Cost for this bed amount range per room
26	200-299 beds Database Pricing	33	The average database Cost for this bed amount range per room
27	300-399 beds Database Pricing	32	The average database Cost for this bed amount range per room
28	400-499 beds Database Pricing	31	The average database Cost for this bed amount range per room
29	500+ database Cost	30	The average database Cost for this bed amount range per room
30	6-24 beds Service Cost	3	The average monthly service Cost for this bed amount range

Assumption		Metric	Detail
31	25-49 beds Service Cost	3	The average monthly service Cost for this bed amount range
32	50-99 beds Service Cost	3	The average monthly service Cost for this bed amount range
33	100-199 beds Service Cost	3	The average monthly service Cost for this bed amount range
34	200-299 beds Service Cost	3	The average monthly service Cost for this bed amount range
35	300-399 beds Service Cost	3	The average monthly service Cost for this bed amount range
36	400-499 beds Service Cost	3	The average monthly service Cost for this bed amount range
37	500+ Service Cost	3	The average monthly service Cost for this bed amount range
38	Food and Hospitality Revenue Stream		There are four different areas for the Food and Hospitality Revenue Stream: Franchise Food, Hotel, Independent Dining, & Other (Grocery. Etc)
39	Franchise Food Average Employees	16	The number of average employees for this Food and Hospitality Revenue Stream
40	Hotel Average Employees	11	The number of average employees for this Food and Hospitality Revenue Stream
41	Independent Dinning Average Employees	17	The number of average employees for this Food and Hospitality Revenue Stream
42	Other (Grocery, etc.) Average Employees	42	The number of average employees for this Food and Hospitality Revenue Stream
43	Franchise Food Database Pricing	16	The average database Cost for this Food and Hospitality Revenue Stream
44	Hotel Database Pricing	11	The average database Cost for this Food and Hospitality Revenue Stream
45	Independent Dinning Database Pricing	17	The average database Cost for this Food and Hospitality Revenue Stream
46	Other (Grocery, etc.) Database Pricing	42	The average database Cost for this Food and Hospitality Revenue Stream
47	Franchise Food Service Cost	16	The average monthly service Cost for this Food and Hospitality Revenue Stream
48	Hotel Service Cost	11	The average monthly service Cost for this Food and Hospitality Revenue Stream
49	Independent Dinning Service Cost	17	The average monthly service Cost for this Food and Hospitality Revenue Stream
50	Other (Grocery, etc.) Service Cost	42	The average monthly service Cost for this Food and Hospitality Revenue Stream
51	Installation Cost per 14 Employees	2,500	This Installation cost per 14 Employees
52	Franchise Food Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
53	Franchise Food Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
54	Hotel Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
55	Hotel Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
56	Independent Dinning Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
57	Independent Dinning Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
58	Other Installation (COGS)	285	This is the direct Cost of Goods Sold for this Revenue Stream
59	Other Maint (COGS)	86	This is the direct Cost of Goods Sold for this Revenue Stream
59	Hospital Market Capture Rate (over 5 Years)	3%	The expected Market Capture Rate at the end of Year 5
60	RPM Market Capture Rate (over 5 Years)	5%	The expected Market Capture Rate at the end of Year 5
61	Payroll Expenses	17%	The Total Expected Payroll Expenses (excluding fixed gross pay) is 17%
62	Marketing Expense Growth	10%	Marketing Expenses are expected to grow 10% annually
63	US Hospital Bed Growth	1%	The Total US Hospital Bed Growth is expected to 1% annually

Exit Strategy

Nouslogic has identified a Merger & Acquisition (“M&A”) strategy as the preferred exit plan. The Company anticipates a potential M&A opportunity with one of their sales partners. In addition to an M&A, Nouslogic has identified technology liquidation as a possible strategy in the event of a negative contingency.

MARKET & COMPETITION

Target Market

Nouslogic is targeting the USD $1 billion hospital market, USD $10B Physician practice market and the USD $4 billion food and hospitality market. In 2015 the Center for Medicare & Medicaid Studies (‘CMS’) initiated the Hospital Acquired Condition Reduction Program (‘HACRP’). The program aimed to reduce hospital acquired infections by holding poor performing organizations fiscally accountable and penalizing the lowest quartile of hospitals with a 1% reduction in their Medicare reimbursement. These penalties can amount to millions of dollars per year for a small to mid-sized hospital, and the reduction in funding makes implementation of compliance programs fiscally challenging as less money is available to allocate to such programs. With over 6,210 hospitals in the United State with an average of 36,510,207 being admitted in 2019 alone, there has been a high demand for cleaner medical facilities across the nation. This demand has increased exponentially in 2020, due to the Covid-19 pandemic. With regulators making compliance even more difficult hospitals have become a continually watchful eye that could lead to even greater fees and penalties. Additionally, it should reduce the number of deaths related to in-hospital acquired infections.

In late 2019 CMS authorized 4 CPT codes to provide monthly payments to physicians for using Remote Patient Monitoring in support of Medicare patients. The COVID pandemic and subsequent lock down only further incentivized this use and reimbursement. The growth potential in this segment is unparalleled as demonstrated by Nouslogic’s Beta test which captured 29 accounts in 4 months and which can yield a projected run rate of $20M after 1 year.

Demand Generators

●	Covid-19: Massive public response to covid-19 pandemic places an enormous emphasis on hygiene compliance. Nouslogic addresses this issue with technology for compliance and patient tracing.

●	HACRP: Medicare now penalizes the bottom 20% of hospitals for patient infections acquired while admitted by repatriating Medicare payments. Deploying Nouslogic’s system can reduce the infections acquired in hospital, ultimately saving hospitals millions of dollars in revenue that would otherwise be repatriated back to Medicare.

●	Legislation: State and federal legislation mandating hygiene compliance technology is anticipated. Nouslogic is positioned to take advantage of state and federal requirements.

●	CPT Code and reimbursement established by CMS for 2020 and recently reconfirmed for 2021.

Competitive Advantage & Differentiators

Nouslogic has significant patent protection around its core technology having been granted two patents and one provisional at this time.

Granted	Title	Expiration
US9980082	Systems and method for tracking locations and activity	Feb 16, 2036
U59959242	Keys and sensors for daily consumer activities	May 7, 2033

Pending (Application Control Number)	Title	Filed
16/209,241	Sensors and systems for IoT and IFTTT applications & related methods	Dec 4, 2018

The single largest potential competitor (Swipe Sense) is currently under lawsuit for patent infringement and does not enjoy the level of protection of Nouslogic. With significant patent protection as well as trade knowledge it is somewhat unlikely that any competitor could find legal standing to challenge Nouslogic. The core technology developed by Nouslogic is not only protected but could take years to independently develop as Nouslogic has over 5 years or research and development, incorporating and 30 years of industry experience needed to produce the HEMS system.

The hygiene market is highly fragmented. Currently multiple companies provide various components for hand hygiene within the hospital market. Cardinal, Mckeeson, Purell, and dozens of others compete for dispensers and soap. If those companies were to attempt to create their own compliance system, they could largely be limited to their existing customer base.

HEMS and other RTLS sales are largely governed by C-suite decision makers. Though an early-stage company may have the ability to develop technology that can provide similar solutions to the HEMS architecture, it is could bedifficult for them to actively sell in this space. This is due largely to the fact that large scale hospital infrastructure and software contracts are controlled by the larger players in the MedTech field – Stryker, Cardinal, McKeenson, etc. Without an ability to work with these companies a strong barrier to entry exists. Nouslogic, however, has relationships with executives at many of these companies and is pursuing a partnership strategy that can turn this barrier to entry into a strategic advantage.

Competitors

Nouslogic Competitors
Reference	Company	Founded	Public	Size	Location	Business Description	Products	Acquisitions	Additional Info
1	Nouslogic	2013	Private	0-10 Employees	US	Real Time Locating Solutions (‘RTLS’) provider of innovative infection control, compliance, and monitoring technology for the healthcare, food service, and hospitality markets.	Patented Blue Tooth Low Energy (‘BLE’) mesh network creates a Healthcare Event Management System (‘HEMS’) and Remote Patient Monitoring (RPM) System to monitor and enforce compliance for critical hospital events such as infection control protocols (hand washing) and home-based vitals monitoring	N/A	N/A
2	HyGreen Inc	2005	Private	11-50 Employees	US	Offers electronic hand hygiene monitoring systems for hospitals, skilled nursing facilities, doctor's offices, restaurants, and educational institutions	Electronic device to monitor/record hand hygiene activities; remind healthcare workers to wash hands after treating patients; badge to record hand hygiene activities; bed monitor that monitors and reminds healthcare workers if they had forgotten to wash their hands; and a reporting system that records data of hand hygiene activities	Acquired by Biovigil	N/A
3	Biovigil	2006	Private	11-50 Employees	US	Developer of hygiene technologies intended to protect and improve patient and staff safety in hospitals.	Hand hygiene solutions with a simple room sensor, a plug-in base station and a small personnel use badge to detect and monitor hand washing events and automatically communicate compliance information to base stations, enabling hospitals and clinics to control infection and disease mitigation.	Acquired HyGreen Inc.	Latest deal amount $5Million
4	Proventix Systems	2007	Private	11-50 Employees	US	specializes in hand hygiene compliance rounding solutions and quality improvement	Proventix's nGage™ system is a radio frequency identification (RFID) network and user application. It collects and provides a hospital with hand hygiene data, allows clinicians to visualize individual hand hygiene compliance, and provides top-level and granular analytics with dashboards.	N/A	N/A
5	General Sensing Limited	2005	Private	11-50 Employees	US and Hong Kong	General Sensing is a healthcare IT solutions provider dedicated to helping organizations harness the power of sensor technology to transform their operations.	Comprehensive electronic hand hygiene compliance solution focused on accurately measuring the WHO's Five Moments of Hand Hygiene, specifically Moments 1 and 4, before and after patient touch. Clinically-tested and peer-reviewed MedSense alleviates the burden of visual observation with a fully-automated solution that improves hand hygiene compliance and reduces the spread of HAIs.	N/A	N/A
6	CenTrak	2003	Private	51-100 employees	US	CenTrak is the Real-Time Location System (RTLS) that provides precise and cost-effective location solutions for healthcare.	Real-Time Location System (RTLS)	Acquired by Halma	CenTrak was acquired by Halma for $140 million in 2016
7	Halma	1894	Public (HLMA:LN)	6992 employees	UK	Halma PLC is a health and safety sensor technology group which manufactures products that detect hazards and also protect assets and people at work in public and commercial buildings.	Technologies and products that are used for analysis in safety, environmental and leisure related markets, including water, to improve personal and public health.	Acquired CenTrak	Acquired CenTrak for $140 million in 2016
8	UltraClenz	1995	Private	not available	US	Manufacturer of hand hygiene compliance monitoring systems.	Sanitizer dispensers, patient safeguard systems, touch-free soap and door monitoring systems	Acquired by Ecolab	N/A
9	Ecolab	1923	Public (ECL)	not available	US	Develops and offers services, technology, and systems	Specializing in water tratment, purification, cleaning, and hygiene in a wide range of applications.	Acquired UltraClenz	Revenue $14.9 billion (2019)

References : (1) Nouslogic1; HyGreen Inc2; Biovigil3, (4) proventix Systems4, (5) general Sensing Limited5, (6) CenTrack6, (7) Halma7; (8) UltraClenz8, (9) Ecolab9

1 Source : https://uscapital.egnyte.com/negative/file/a42080b2-fe31-4f23-9d98-f63bfb56b448

2 Source : https://www.crunchbase.com/organization/hygreen

3 Source : https://pitchbook.com/profiles/company/100083-43

   https://www.crunchbase.com/organization/biovigil

4 Source : https://crunchbase.com/organization/proventix-systems

5 Source : https://www.crunchbase.com/organization/general-sensing

6 Source : https://www.crunchbase.com/organization/http-www-centrak-com

7 Source : https://www.bloomberg.com/profile/company/HLMA:LN

8 Source : https://pitchbook.com/profiles/company/167620-33

9 Source : https://www.ecolab.com/

VALUATION & COMPARABLES5

Summary of Valuation Docs

Nouslogic Healthcare, Inc
Valuation Model Workbook Key (Table of Contents)
Updated February 22, 2021

Spreadsheet Title	Workbook Tab Title
Section 1 - Valuation Summary
Table of Contents	Key
Valuation Summary	F1 - Valuation

Section 2 - Market Capitalization
Capitalization Table (Ownership Summary)	C1 - Market Capitalization
Stock Certificates	C2 - Stock Certificates
Stock Grants and Warrants	C3 - Grants & Warrants

Section 3 - Book Value
Use of Funds	BV1 - Use of Funds
Current Balance Sheet	BV2 - Balance Sheet

Section 4 - Market Comparables
Centrak Valuation	M1 - Centrak
Halyard Valuation	M2 - Halyard
Swipesense Valuation	M3 - Swipesense
Competitive Assessment Analysis	M4 - Competitive Assessment
Market Comparable Comparison	M5 - Comp Comparison

Section 5 - Discounted Cash Flow
Pro Forma Summary	DCF1 - Pro Forma
Cash Flow Summary	DCF 2 - Cash Flow
Operating P&L	DCF 3 - Operating P&L
Hospitality Revenues	DCF 4- Hospitality Revenues
Hospital Revenues	DCF 5 - Hospital Revenues
RPM Revenues	DCF 6 - RPM Revenues
Overhead Budget	DCF7 - Overhead
SG&A Budget	DCF8 - SG&A
Payroll Budget	DCF9 - Payroll
Marketing Budget	DCF10 - Marketing

Section 6 - Assumptions
Revenue & COS Assumptions	A1 - Rev & COS
Driver Assumptions	A2 - Driver Assumptions
RPM Revenue Share Model	A4 - RPM Revenue Share
Capacity Assumptions	A5 - Capacity
ROI Calculations	A6 - ROI
Installation and Market Share	A7 - Market Share
Marketing Budget Assumptions	A8 - Marketing Assumptions
Setup Cost Assumptions	A9 - Setup Costs
Sales Training Cost Assumptions	A10 - Sales Training

Source: Nouslogic Financial Model 2.11.2021.xls

Valuation

Nouslogic Healthcare, Inc

 Valuation Summary
Updated February 11, 2021

Valuation	Weighted Average			Type	Valuation	Weight		DCF Input Assumptions	STAT
Post Money	39,759,078			Market Capitalization	$39,113,985	55.00%		BETA	2
Pre-Money	34,259,078			Book Value	$5,012,222	39.00%		Discount Rate	19.47
				Market Comparisons	$147,268,333	5.00%		EBITDA Multiple	10.7
				DCF	$892,820,286	1.00%		Treasury Bond Rate	1.60%
						100%

Market Capitalization				Book Value		Market Comparisons		DCF
	Percent	Shares	Capitalization	Assets	EY
Founders	52.08%	500,000	20,370,000	Cash & Equivalents	5,012,222	Centrak	143,000,000	Year 1 FCF	3,329,981
Others (F/F Round))	6.74%	64,751	2,637,956	FFE		Halyard	710,000,000	Year 2 FCF	36,060,830
Seed (Atraza / Solis)	6.28%	60,337	2,458,129	Equity in 3rd party Co's.		Swipesense	30,610,000	Year 3 FCF	79,688,075
Series A	14.06%	135,000	5,499,900	Intellectual property				Year 4 FCF	157,602,312
Company Pool	20.83%	200,000	8,148,000		5,012,222	Subtotal	883,610,000	Year 5 FCF	293,085,901
Post Series A Shares	100%	960,088	18,743,985
				Liabilities
				Account Payables
				Other Current Liabilities
					—			Discount Rate	19.47%
								1	2,787,295
				Owner Equity	20,370,000			2	25,264,924
								3	46,732,256
Series A Share Price		$40.74						4	39,116,310
						Average	294,536,666.67	5	120,420,551
						Reduction for Stage 50%		Terminal Value	658,498,950
				Balance	5,012,222
Market Cap		39,113,985		Book Value	5,012,222	Comparative Value	147,268,333	DCF Value	892,820,285.60

http://people.stern.nyu.edu/adamodar/New_Home_Page/datafile/wacc.htm *Estimated beta that appropriately reflects the risk of company

http://people.stern.nyu.edu/adamodar/New_Home_Page/datafile/wacc.htm *uses basic weighted cost of capital worksheet from Damodaran/NYU

http://pages.stern.nyu.edu/~adamodar/New_Home_Page/datafile/vebitda.html *from list of multiples by industry from NYU

https://www.treasury.gov/resource-center/data-chart-center/interest-rates/pages/textview.aspx?data=yield

** Nouslogic Financial Model 2.11.2021.xls

FINANCIAL PROJECTIONS

Profit & Loss Projections

Year	Year 1
Hospital Revenue (Installation)	2,437,614
Hospital Revenue (Database)	210,772
Hospital Revenue (Service)	19,570
Food Franchise Revenue (Installation)	500,000
Food Franchise Revenue (Database)	115,714
Food Franchise Revenue (Service)	1,830
Hotel Revenue (Installation)	135,000
Hotel Revenue (Database)	10,125
Hotel Revenue (Service)	—
Independent Dinning Revenue (Installation)	1,200,000
Independent Dinning Revenue (Database)	494
Independent Dinning Revenue (Service)	4,393
Other (Grocery etc..) Revenue (Installation)	95,000
Other (Grocery etc..) Revenue (Database)	7,125
Other (Grocery etc..) Revenue (Service)	348
RPM Revenue (Installation)	2,720,000
RPM Revenue (Database)	4,575,488
Subtotal	12,033,474
Financial Summary
(In USD)
COGS - Direct Labor, Referral Fees	(5,545,117)
Operating Profit	6,488,357
Gross Operating Profit	53.92%

Expenses (Overhead)	288,020
Payroll Costs	1,358,970
Marketing	626,200
EBITDA	4,215,166
EBITDA Margin %	35.03%
Post EBITDA Adjustments
Tax @ 21% (Loss Carry)/Depreciation/Interest	(885,185)
Net Income (Free Cash Flow)	3,329,981
NP Margin %	27.67%

Nouslogic Revenue is broken in three separate parts; Installation, Database, and Service. On average, Installation provides the bulk of the Revenue at ~60%, while Database and Service provide ~37% and 3% respectively. After the initial Product & Sales ramp, Revenue growth normalizes at ~88% per year. This high growth is primarily due to RPM Installation & Database Revenue. This Gross Margin Percentage of Nouslogic is ~27.67% at year one, while the Net Profit Margin is ~39% in subsequent years. The highest Operating Expense is Payroll, which decreases as a percent of Revenue as time goes on, due to operational efficiency. The total Effective Tax Rate is estimated to be ~21% per year.

MANAGEMENT TEAM

Hoang Nhu, Co-Founder & Chief Technology Officer

●	30+ years in technology and communications industries
●	Previously held executive engineering positions for companies including Hewlett Packard & Broadcom
●	Numerous patents in IT space including multiple to support Nouslogic’s Healthcare Event Management System
●	Undergraduate engineering degree from California Polytech, graduate engineering degree from University of Washington

Dr. Vu Theriot, Co-Founder, President, & Chief Medical Officer

●	25+ years of experience in family medicine
●	Expertise in communicable disease
●	Undergraduate Chemical Engineering degree from the University of Houston
●	MD from the Baylor College of Medicine

Gavin West, Business Advisor, Incoming CEO

●	20+ years of leadership experience in both Fortune 500 and early stage companies
●	Led/advised Gen1 Research, Hydor Healthcare, PerSys Medical, Envoy Medical, Revent Medical
●	Undergraduate degree from the United States Naval Academy
●	Graduate of Johns Hopkins Carey School of Business
●	Former Marine Officer with multiple combat tours in infantry, intel, and special operations roles

RISK FACTORS

RISK FACTORS

The overall risk for entry into the RTLS segment is relatively low compared to other offerings in the healthcare sector. As an FDA Exempt device that does not directly interact with patients, even though it contributes to their wellbeing, HEMS has no FDA reporting or compliance requirements. This is a marked advantage over other entries into patient management and significantly reduces the risk of recall, lawsuit, and general consumer scrutiny.

APPENDIX

Capitalization Table

Nouslogic Capitalization Table
Shareholder	Founders / F&F	Seed	Series A	Total	Percent of Total
Hoang Nhu	350,000			350,000	36.45%
Vu Theriot	150,000			150,000	15.62%
Other Investors	64,751			64,751	6.74%
Company Incentive Pool (Unassigned)			200,000	200,000	20.83%
Gustavo Artaza		30,942		30,942	3.22%
Manual Solis		29,395		29,395	3.06%
Series A (Current Offering)			135,000	135,000	14.06%
Total	564,751	60,337	335,000	960,088	100.00%

Source: Nouslogic Corporate Governance Documents

DESCRIPTION OF SECURITIES

Securities Being Offered

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

Authorized Capital

One class of common shares: The Company has authorized the sale of 135,000 shares of Common Stock, $0.001 par value. There are 825,088 shares of common stock outstanding. Except for 275,000 shares of Class A set aside for stock options, no additional Class A stock are outstanding.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote as shareholders.

Dividends. Holders of all common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available there for as well as any distributions to the shareholders. The payment of dividends of common stock will be a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors that our board of directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Absence of Other Rights or Assessments. Holders of common stock have no preferential, preemptive, conversion or exchange rights. There is no redemption or sinking fund provisions applicable to the common stock. When issued in accordance with our articles of incorporation and law, shares of our common stock are fully paid and not liable to further calls or assessment by us.

Under Delaware law and generally under state corporation laws, the holders of our common shares will have limited liability pursuant to which their liability is limited to the amount of their investment in us.

Warrants of 3.5% (4,725 shares) of the total raise amount are issued to qualified placement agents pursuant to the offering at a price of the current offering with no period to exercise said warrants defined.

NOUSLOGIC HEALTHCARE INC

Financial Statements For The Year Ended December 31, 2019 & 2018

TOGETHER WITH INDEPENDENT ACCOUNTANT AUDIT REPORT

INDEPENDENT ACCOUNTANT AUDIT REPORT

To the Management of NOUSLOGIC HEALTHCARE INC

We have audited the accompanying financial statements of NOUSLOGIC HEALTHCARE INC which comprise the Balance Sheets as of December 31, 2019 and December 31, 2018, and the related Profit & Loss Statements, Statements of Cash flows, and Statements of Shareholders’ Equity for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s Conclusion

In our opinion, the financial statements referred to above present fairly, in all material respects,  the financial position of NOUSLOGIC HEALTHCARE INC as of December 31, 2019 and December 31, 2018, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Omar Alnuaimi, CPA

Naperville, IL

February 9, 2021

(re-issued on March 24, 2021)

NOUSLOGIC HEALTHCARE INC

PROFIT & LOSS STATEMENT

 FOR THE YEAR ENDED DECEMBER 31, 2019 & 2018

	2019	2018
Revenue
Sales - Trial Test Medical Card	—	2,222
Sales - Trial Test Service Enhancement Systems	25,975	—
Total Revenue	25,975	2,222
Cost of Sales	(7,793)	(267)

Gross Profit	18,183	1,955

Operating Expense
Advertising & Marketing Expense	836	1,522
Bank & Merchant Fees	1,008	40
Computer & Software Expense	711	—
Supplies (Manufacturing) Expense	38,004	50,210
Meals and Entertainment	100	22
Membership & Subscription Expense	343	—
Outside Labor - Subcontractors	187,920	191,455
Postage & Shipping Expense	1,953	931
Depreciation & Amortization	215	215
Professional Fees	—	7,883
Professional Fees - Consulting	27,107	44,690
Professional Fees - Legal	5,693	—
Supplies Expense	2,378	3,312
Taxes & Licenses	6,385	1,097
Travel Expense	—	469
Utilities Expense	424	173
Total Operating Expenses	273,078	302,019

Net Income From Operations	(254,895)	(300,064)

Other Income (Expense)
Misc. Expense	(2,922)	(2,758)
Interest Income	1,602	968

Net Income (Loss) Before Provision for Income Tax	(256,215)	(301,854)

Provision for Income Taxes	—	—

Net Income (Loss)	$(256,215)	$(301,854)

NOUSLOGIC HEALTHCARE INC

BALANCE SHEET

DECEMBER 31, 2019 & DECEMBER 31, 2018

	12/31/19	12/31/18
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$40,267	$296,566
Other Current Assets	2,256	1,957
TOTAL CURRENT ASSETS	42,523	298,523

NON-CURRENT ASSETS
Fixed Assets - Equipment	2,579	2,579
Less: Accumulated Depreciation	(430)	(215)
Fixed Assets - Equipment (net)	2,149	2,364

TOTAL NON-CURRENT ASSETS	2,149	2,364

TOTAL ASSETS	44,672	300,887

LIABILITIES AND OWNER’S EQUITY

CURRENT LIABILITIES
TOTAL CURRENT LIABILITIES	—	—

NON-CURRENT LIABILITIES
TOTAL NON-CURRENT LIABILITIES	—	—

TOTAL LIABILITIES	—	—

OWNER’S EQUITY
Common Stock ($0.001 par value, 825,008 shares issued and outstanding, 1,000,000 authorized)	825	825
Common Stock - APIC	1,224,175	1,224,175
Retained Earnings (Deficit)	(924,113)	(622,259)
Net Income (Loss)	(256,215)	(301,854)
TOTAL SHAREHOLDERS’ EQUITY	44,672	300,887

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$44,672	$300,887

NOUSLOGIC HEALTHCARE INC

STATEMENT OF CASH FLOWS

 FOR THE YEAR ENDED DECEMBER 31, 2019 & 2018

	2019	2018
OPERATING ACTIVITIES
Net Income	$(256,215)	$(301,854)
Non-Cash Adjustments
Increase in Accumulated Deprecation	215	215
Increase in Other Current Assets	(299)	(567)
Decrease in Company Credit Card	—	(2,740)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(256,299)	(304,947)

INVESTING ACTIVITIES
	—	—

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	—	—

FINANCING ACTIVITIES
	—	—

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	—	—

NET INCREASE (DECREASE) IN CASH	(256,299)	(304,947)
CASH AT BEGINNING OF PERIOD	296,566	601,513
CASH AT END OF PERIOD	$40,267	$296,566

NOUSLOGIC HEALTHCARE INC

STATEMENT OF SHAREHOLDERS’ EQUITY

DECEMBER 31, 2019 & DECEMBER 31, 2018

	Opening Equity Balance	Yearly Changes	Total
Balance, December 31, 2017	$602,741	$—	$602,741
Net Income for the period ending December 31, 2018	—	(301,854)	(301,854)
Equity Contributions (Distributions)	—	—	—
Balance, December 31, 2018	$602,741	$(301,854)	$300,887

	Opening Equity Balance	Yearly Changes	Total
Balance, December 31, 2018	$300,887	$—	$300,887
Net Income for the period ending December 31, 2019	—	(256,215)	(256,215)
Equity Contributions (Distributions)	—		—
Balance, December 31, 2019	$300,887	$(256,215)	$44,672

NOUSLOGIC HEALTHCARE INC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019 & 2018

NOTE A– ORGANIZATION AND NATURE OF ACTIVITIES

NOUSLOGIC HEALTHCARE INC (the “Company”) is a medical services provider/supplier in the Real Time Location Service (RTLS) market. The Company specializes in BLE (Blue Tooth Low Energy) mesh network which creates a Healthcare Event Management System capable of monitoring and enforcing compliance for critical hospital events such as infection control protocols (hand washing) and remote patient monitoring. The system is also tailored and scalable for immediate deployment in the Food Service / Hospitality market to take advantage of market trends post COVID -19 health compliance requirements.

NOTE B– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). As a result, the Company records revenue when earned and expenses when incurred.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include, recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

Cash and any cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased

Property and Equipment (Fixed Assets)

Purchase of property and equipment are recorded at cost. Improvements and replacements of property and equipment are capitalized. All direct labor costs that have been identified in the installation or modification of specific equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred.

NOTE B– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Revenue in 2018 totaled $2,222 which consisted of sales relating to a product being tested in 2018 and was not pursued going forward. Revenue in 2019 totaled $25,979 which consisted of sales relating to SES (Service Enhancement Software) a QR coded product being tested.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company sustained net operating losses during fiscal year 2019 & 2018. Net operating losses will be carried forward to reduce taxable income in future years. Due to management’s uncertainty as to the timing and valuation of any benefits associated with the net operating loss carryforwards, the Company has elected to recognize an allowance to account for them in the financial statements but has fully reserved it. Under current law, net operating losses may be carried forward indefinitely.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Commitments and Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its members

NOTE B– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales Taxes

The Company records sales and other taxes collected from customers and subsequently remitted to government authorities as accounts receivable with a corresponding offset to sales tax payable. The Company removes the sales tax payable balances from the balance sheet as cash is collected from the customer and remitted to the tax authority.

NOTE C – EQUITY

Common Stock

Under the articles of incorporation, the total number of common shares of stock that the Corporation shall have authority to issue is one million shares (1,000,000), all of which consist of shares of Class A Common Stock, $0.001 par value per share. As of December 31, 2019 & 2018, 825,008 shares have been issued and are outstanding.

NOTE D – CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and any cash equivalents with a limited number of high-quality financial institutions and do not exceed the amount of insurance provided on such deposits.

NOTE E – SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 9, 2021, the date on which the financial statements were available to be issued. Management has determined that none of the events occurring after the date of the balance sheet through the date of Management’s review substantially affect the amounts and disclosure of the accompanying financial statements.

CONSENT OF INDEPENDENT ACCOUNTANT

To the Management of NOUSLOGIC HEALTHCARE INC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our report dated February 9, 2021, with respect to the Balance Sheets of Nouslogic Healthcare INC as of December 31, 2019 and 2018, and the related Profit & Loss Statements, Statements of Cash flows, and Statements of Shareholders’ Equity for the years then ended, and the related notes to the financial statements.

The above referenced report is a result of our independent audit performed for the years ended December 31, 2019 and December 31, 2018 in which we were independent during the referenced periods.

Omar Alnuaimi, CPA

Naperville, IL

March 23, 2021

NOUSLOGIC HEALTHCARE, INC.

AUDITED FINANCIAL STATEMENTS AND REPORT

FOR THE YEAR ENDED DECEMBER 31, 2020

NOUSLOGIC HEALTHCARE, INC.

AUDITED FINANCIAL STATEMENTS AND REPORTS

FOR THE YEAR ENDED DECEMBER 31, 2020

5422 Washington rd, Kenosha WI 53144 262-977-6500 accountant@smartsolutionscpa.com

INDEPENDENT AUDITOR’S REPORT TO THE MEMBER OF NOUSLOGIC HEALTHCARE, INC.

Report on the Financial Statements

We have audited the accompanying financial statements of Nouslogic Healthcare, Inc (‘the Company’), which comprise the balance sheet as at December 31, 2020, and the income statement, statement of changes in equity and statement of cash flows for the year then ended. The financial statements of the Company for the year ended December 31, 2019 were audited by another auditor whose report date March 24, 2021 expressed an unqualified opinion on those statements. The summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the Unites States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

5422 Washington rd, Kenosha WI 53144 262-977-6500 accountant@smartsolutionscpa.com

INDEPENDENT AUDITOR’S REPORT TO THE MEMBER OF NOUSLOGIC HEALTHCARE, INC (Continued)

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the accompanying financial statements present fairly, in all material respects, the financial position of Nouslogic Healthcare, Inc. as at December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Noman Tahir CPA

Licensed: 065.054304

State of Illinois

March 31, 2021

NOUSLOGIC HEALTHCARE, INC.

BALANCE SHEET

AS AT DECEMBER 31, 2020(Amounts in USD)

	Notes	2020	2019
Assets
Current
Cash and cash equivalents	3	7,050	40,267
Other assets	4	2,630	2,255
Total current assets		9,680	42,522

Non-current
Property and equipment	5	1,934	2,149
Total non-current assets		1,934	2,149
Total assets		11,614	44,671

Equity and liabilities
Equity
Common stock	6	825	825
Common stock– Additional Paid-In Capital	6	1,224,175	1,224,175
Accumulated losses		(1,247,386)	(1,180,329)
Total equity		(22,386)	44,671

Liabilities
Current
Loan froma related party	7	34,000	—
Total current liabilities		34,000	—
Total liabilities		34,000	—
Total equity and liabilities		11,614	44,671

The notes from 1 to 14 form an integral part of these financial statements.

NOUSLOGIC HEALTHCARE, INC.

INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2020(Amounts in USD)

	Notes	2020	2019
INCOME
Sales	8	74,489	25,975
Cost of sales		(18,384)	(7,792)
Gross profit		56,105	18,183

EXPENSES
Administrative and general expenses	9	123,006	275,785
Depreciation	5	215	215
Total expenses		123,221	276,000
Net loss from operations		(67,116)	(257,817)

OTHER INCOME
Interest income	10	59	1,602
Net loss before provision for income tax		(67,057)	(256,215)
Provision for income taxes		—	—
Net loss for the year		(67,057)	(256,215)

The notes from 1 to 14 form an integral part of these financial statements.

NOUSLOGIC HEALTHCARE, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2020(Amounts in USD)

	Common Stock	Common Stock - Additional Paid-In Capital	Accumulated losses	Total equity
Balance at January 1, 2019	825	1,224,175	(924,114)	300,886
Net loss for the year	—	—	(256,215)	(256,215)
Balance at December 31, 2019	825	1,224,175	(1,180,329)	44,671
Net loss for the year	—	—	(67,057)	(67,057)
Balance at December 31, 2020	825	1,224,175	(1,247,386)	(22,386)

The notes from 1 to 14 form an integral part of these financial statements.

NOUSLOGIC HEALTHCARE, INC.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020(Amounts in USD)

	Notes	2020	2019

Cash flows from operating activities
Net loss for the year		(67,057)	(256,215)
Adjustments for:
Depreciation	5	215	215
Increase in other assets		(375)	(299)
Increase in loan from a related party	7	34,000	—
Net cash from operating activities		(33,217)	(256,299)

Net change in cash and cash equivalents		(33,217)	(256,299)

Cash and cash equivalents, beginning of year		40,267	296,566
Cash and cash equivalents, end of year		7,050	40,267

The notes from 1 to 14 form an integral part of these financial statements.

NOUSLOGIC HEALTHCARE, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020

1. General information

Nouslogic Healthcare, Inc. (the ‘Company’) is a medical services provider/supplier in the Real Time Location Service (RTLS) market. The Company specializes in BLE (Blue Tooth Low Energy) mesh network which creates a Healthcare Event Management System capable of monitoring and enforcing compliance for critical hospital events such as infection control protocols (hand washing) and remote patient monitoring. The principal place of business is located at 5150 Crenshaw Road #A150, Pasadena, Texas 77505.

2. Summary of significant accounting policies and disclosures

2.1 Basis of Accounting

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As a result, the Company records revenue when earned and expenses when incurred.

2.2 Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the report amounts of assets and liabilities at the reporting date and the reported amounts of revenue and expenses during the year. Accordingly, actual results could differ from those estimates.

2.3 Risks and uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include, recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

2.4 Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and bank deposits free of encumbrance with a maturity date of three months or less from the date of deposit and other short-term highly liquid investments with a maturity date of three months or less from the date of investment, net of temporary bank overdrafts.

NOUSLOGIC HEALTHCARE, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020.

2.5 Property and equipment

Furniture and equipment is stated at cost less accumulated depreciation and identified impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items including installation costs. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance expenses are charged to the profit or loss during the reporting period in which they are incurred. Depreciation of these assets commences when the assets are ready for their intended use. The depreciation is calculated using accelerated methods over 12 years.

2.6 Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4)

collection is reasonably assured.

2.7 Income Taxes

The Company applies ASC 740 Income Taxes (‘ASC 740’). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is ‘more likely than not’ that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company sustained net operating losses during fiscal year 2020. Net operating losses will be carried forward to reduce taxable income in future years. Due to management’s uncertainty as to the timing and valuation of any benefits associated with the net operating loss carry forwards, the Company has elected to recognize an allowance to account for them in the financial statements but has fully reserved it. Under current law, net operating losses may be carried forward indefinitely.

NOUSLOGIC HEALTHCARE, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020

2.8 Sales Taxes

The Company records sales and other taxes collected from customers and subsequently remitted to government authorities as accounts receivable with a corresponding offset to sales tax payable. The Company removes the sales tax payable balances from the balance sheet as cash is collected from the customer and remitted to the tax authority.

2.9 Impairment of Financial assets

Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are impaired where there is objective evidence that a financial asset or a group of financial assets is impaired, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the financial asset have been impacted. Impairment losses are written off to the income statement or if previously a provision was made, it is written off against the provision.

2.10 Provisions

Provisions are recognized when the company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is recognized in the profit or loss, net of any reimbursement.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting year, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. Provisions are not recognized for future operating losses.

3 Cash and cash equivalents

	2020	2019

Cash at banks	7,050	40,267
	7,050	40,267

4 Other assets

	2020	2019

Other assets	2,630	2,255
	2,630	2,255

NOUSLOGIC HEALTHCARE, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020

5 Property and equipment

	2020	2019

Opening balance	2,579	2,579
Accumulated depreciation	(645)	(430)
Closing balance	1,934	2,149

Depreciation expense was $215 for the year 2020 (2019 - $215).

6 Common stock

Per the articles of incorporation, the total number of common shares of stock that the Corporation shall have authority to issue is one million shares (1,000,000), all of which consist of shares of Class A Common Stock, $0.001 par value per share. As of December 31, 2020, 825,088 shares have been issued and are outstanding.

The shareholding structure at the reporting date was as follow:

Name of Shareholders	Position	No. of Shares issued and outstanding	Shareholding percentage

Hoang H Nhu	CEO	350,000	42.42%
Vu D Theriot, MD	President	150,000	18.18%
Incentive stock (unassigned)	—	200,000	24.24%
Gustavo Artaza	Shareholder	30,942	3.75%
Manual Solis	Shareholder	29,395	3.56%
Other shareholders	Shareholders	64,751	7.85%
		825,088	100%

7 Loan from a related party

This represents loan from a related party which is unsecured, interest free loan from one of the shareholders with no fixed repayment terms.

8 Sales

	2020	2019

Sales – RPM Devices	26,114	—
Sales - Others	48,375	—
Trial Test Service Enhancement Systems	—	25,975
	74,489	25,975

NOUSLOGIC HEALTHCARE, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020(Amounts in USD)

9 Administrative and general expenses

	2020	2019

Outside Labour - Subcontractor	42,374	187,920
Legal and professional fee	61,000	32,800
Taxes and licenses	6,450	6,385
Supplies expense	5,453	2,378
Postage & Shipping Expenses	1,064	1,953
Computer and software expense	1,044	711
Supplies (Manufacturing) expense	5,376	38,004
Advertising and marketing expense	—	836
Bank and merchant fees	—	1,008
Meals and entertainment	—	100
Membership and subscription expense	—	343
Utilities expense	—	424
Misc. expenses	245	2,923
	123,006	275,785

10 Other income

	2020	2019

Interest income	59	1,602
	59	1,602

11 Contingent assets contingent liabilities and commitments

No contingent assets and liabilities have been incurred by the Company during the year.

No capital and operating commitments have been incurred by the Company during the year.

12 Capital management policies and procedures

The Company’s objective when managing capital are to safeguard the Company’s ability to continue as going concern in order to provide returns for a member and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The capital structure of the Company consists of cash and cash equivalents disclosed in note 3, and equity as disclosed in the balance sheet.

NOUSLOGIC HEALTHCARE, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020(Amounts in USD)

In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to member, return capital to member, issue new shares or sell assets to reduce debt.

There have been no changes to what the Company manages as capital, the strategy for capital maintenance or externally imposed capital requirements from the previous year.

	2020	2019

Cash and cash equivalents	7,050	40,267
Net (cash)	7,050	40,267
Total equity	(22,385)	44,672
Total capital	(15,335)	84,939

13  Post-reporting date events

No adjusting or significant non-adjusting events have occurred between the reporting date and the date of authorisation.

14   Prior year reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation as a result of the adoption of new accounting guidance.

PART III – EXHIBITS

Exhibit 1.1	Underwriting Agreement
Exhibit 2.1	Articles of Incorporation*
Exhibit 2.2	Bylaws*
Exhibit 4.1	Form of Subscription Agreement
Exhibit 8.1	Escrow Agreement
Exhibit 12.1	Opinion of Sances Law
Exhibit 13.1	Executive Summary
Exhibit 13.2	Information Deck
Exhibit 16.1	Additional Disclosures

*Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on March 5, 2021.

Nouslogic, Inc.

By:	/s/ Gavin West
Gavin West, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Gavin West	CEO	March 5, 2020
Gavin West

For more information, please contact our investor relations team : Pankaj Vashisth at pv@uscapglobal.com

US Capital Global Securities, LLC

555 Montgomery Street, Suite 1501

San Francisco, CA 94111

Securities offered through US Capital Global Securities, LLC, member FINRA, SIPC.

Loans made or arranged pursuant to a California Finance Lenders Law License.

License No. 60DBO 43589

052103ESA